American Skandia Trust
For the period ended 12/31/06
File number 811-5186
SUB-ITEM 77D
                            AMERICAN SKANDIA TRUST

                          PROSPECTUS DATED MAY 1, 2006

                        SUPPLEMENT DATED DECEMBER 28, 2006

This supplement sets forth changes to the Prospectus, dated May 1, 2006 (Prospectus), of American Skandia Trust (the Fund). All of the Fund's Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Prospectus and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus.

I. THE BOARD OF TRUSTEES OF THE FUND RECENTLY APPROVED CHANGES IN CERTAIN BENCHMARKS OF THE FOLLOWING INTERNATIONAL AND GLOBAL PORTFOLIOS OF THE FUND (THE PORTFOLIOS) AS INDICATED IN THE TABLE BELOW. IN PARTICULAR, THE PORTFOLIOS WILL NOW USE A "GROSS DIVIDENDS"
(GD) VERSION OF THE BENCHMARK RATHER THAN A "NET DIVIDEND" (ND) VERSION OF THE BENCHMARK. BASED ON A RECOMMENDATION OF THE FUND'S MANAGER, THE BOARD DETERMINED THAT THE GD VERSIONS OF THE BENCHMARKS, WHICH GENERALLY REFLECT HIGHER RETURNS, ARE MORE APPROPRIATE BENCHMARKS FOR THE PORTFOLIOS.

Portfolio               Prior Benchmark            New Benchmark
_______________       ____________________     _______________________
AST MFS Global         MSCI World Index (ND)     MSCI World Index (GD)
Equity Portfolio       MSCI EAFE Index (ND)      MSCI EAFE Index (GD)
AST International      MSCI EAFE Index (ND)      MSCI EAFE Index (GD)
Growth Portfolio
AST International      MSCI EAFE Index (ND)      MSCI EAFE Index (GD)
Value Portfolio
AST Global Allocation  MSCI EAFE Index (ND)      MSCI EAFE Index (GD)
Portfolio*
AST JP Morgan          MSCI EAFE Index (ND)      MSCI EAFE Index (GD)
International
Equity Portfolio

*partial benchmark

To reflect the change in the Portfolios' benchmarks, the table of average annual total returns appearing in the section of the Prospectus titled "PAST PERFORMANCE" for each of the Portfolios is hereby amended by including performance information with respect to the MSCI EAFE Index (GD) or MSCI World Index (GD), as set forth below:

AST MFS Global Equity Portfolio

Average Annual Returns* (as of 12/31/05)


                               1 Year      5 Years    Since Inception
MSCI World Index (GD) +/-      10.03       2.64       1.60
MSCI EAFE Index (GD)) +/-      14.01       4.95       3.49


+/- The Morgan Stanley Capital International World Index (MSCI World Index) is a weighted index comprised of approximately 1,500 companies listed on the stock exchanges of the U.S., Europe, Canada, Australasia and the Far East. The Morgan Stanley Capital International EAFE Index (MSCI EAFE Index) is a weighted, unmanaged index of performance that reflects stock price movements in Europe, Australasia, and the Far East. The Portfolio no longer utilizes the ND (net dividends) versions of either the MSCI World Index or the MSCI EAFE Index, and instead now utilizes the GD (gross dividends)
versions of each index.   The ND and GD versions of the MSCI World
Index and the MSCI EAFE Index differ in that ND returns reflect the impact of the maximum withholding taxes on reinvested dividends while the GD version does not reflect the impact of withholding taxes on
reinvested dividends.   These returns do not include the effect of
any investment management expenses. These returns would have been lower if they included the effect of these expenses.


AST International Growth Portfolio

Average Annual Returns* (as of 12/31/05)


                              1 Year    5 Years   Since Inception
                                                  (1/2/1997)
MSCI EAFE Index (GD) +/-      14.01     4.95      6.64

+/- The Morgan Stanley Capital International EAFE Index (MSCI EAFE Index) is a weighted, unmanaged index of performance that reflects stock price movements in Europe, Australasia, and the Far East. The Portfolio no longer utilizes the ND (net dividends) version of the MSCI EAFE Index, and instead now utilizes the GD (gross dividends)
version.   The GD version differs from the ND version in that ND
returns reflect the impact of the maximum withholding taxes on reinvested dividends while the GD version does not reflect the impact
of withholding taxes on reinvested dividends.   These returns do not
include the effect of any investment management expenses. These returns would have been lower if they included the effect of these expenses.

AST International Value Portfolio

Average Annual Returns* (as of 12/31/05)

                              1 Year     5 Years     10 Years
MSCI EAFE Index (GD) +/-      14.01      4.95        6.18

+/- The Morgan Stanley Capital International EAFE Index (MSCI EAFE Index) is a weighted, unmanaged index of performance that reflects stock price movements in Europe, Australasia, and the Far East. The Portfolio no longer utilizes the ND (net dividends) version of the MSCI EAFE Index, and instead now utilizes the GD (gross dividends)
version.   The GD version differs from the ND version in that ND
returns reflect the impact of the maximum withholding taxes on reinvested dividends while the GD version does not reflect the impact
of withholding taxes on reinvested dividends.   These returns do not
include the effect of any investment management expenses. These returns would have been lower if they included the effect of these expenses.

AST Global Allocation Portfolio

Average Annual Returns* (as of 12/31/05)

                                1 Year     5 Years     10 Years
Current Blended Index +/-       5.96       2.97        7.96

+/- The former Blended Index consisted of the Russell 3000 Index (48%), the MSCI EAFE Index (ND) (12%), and the Lehman Brothers Aggregate
Bond Index (40%). The current Blended Index consists of the Russell 3000 Index (48%), the MSCI EAFE Index (GD) (12%) and the Lehman Brothers Aggregate Bond Index (40%). The Morgan Stanley Capital International EAFE Index (MSCI EAFE Index) is a weighted, unmanaged index of performance that reflects stock price movements in Europe, Australasia, and the Far East. The Portfolio no longer utilizes the
ND (net dividends) version of the MSCI EAFE Index, and instead now
utilizes the GD (gross dividends) version.   The GD version differs
from the ND version in that ND returns reflect the impact of the maximum withholding taxes on reinvested dividends while the GD version does not reflect the impact of withholding taxes on
reinvested dividends.   These returns do not include the effect of
any investment management expenses. These returns would have been lower if they included the effect of these expenses.

AST JP Morgan International Equity Portfolio

Average Annual Returns* (as of 12/31/05)


                              1 Year      5 Years     10 Years
MSCI EAFE Index (GD) +/-      14.01       4.95        6.18

+/- The Morgan Stanley Capital International EAFE Index (MSCI EAFE Index) is a weighted, unmanaged index of performance that reflects stock price movements in Europe, Australasia, and the Far East. The Portfolio no longer utilizes the ND (net dividends) version of the MSCI EAFE Index, and instead now utilizes the GD (gross dividends)
version.   The GD version differs from the ND version in that ND
returns reflect the impact of the maximum withholding taxes on reinvested dividends while the GD version does not reflect the impact
of withholding taxes on reinvested dividends.   These returns do not
include the effect of any investment management expenses. These returns would have been lower if they included the effect of these expenses.


II. AST INTERNATIONAL VALUE PORTFOLIO (FORMERLY AST LSV INTERNATIONAL VALUE PORTFOLIO)

All references to the allocation of assets among subadvisers for the AST International Value Portfolio contained in the Prospectus or any Supplement to the Prospectus are hereby deleted and replaced with the following:

Effective November 13, 2006, the AST LSV International Value Portfolio became the AST International Value Portfolio. Thornburg Investment Management, Inc. (Thornburg) joined LSV Asset Management (LSV) as a subadviser to the AST International Value Portfolio effective November 17, 2006. It is expected that LSV will be responsible for managing approximately 40% of the Portfolio's assets, and that Thornburg will be responsible for managing approximately 60% of the Portfolio's assets.

Under normal conditions, the Investment Managers will determine the division of the assets and cash flows for the AST International Value Portfolio among the applicable subadvisers. All daily cash inflows (that is, purchases and reinvested distributions) and outflows (that is, redemptions and expense items) will be divided among the applicable subadvisers as the Investment Managers deem appropriate. The Investment Managers may change the target allocation of assets among the applicable subadvisers, transfer assets between the applicable subadvisers, or change the allocation of cash inflows or cash outflows among the applicable subadvisers for any reason and at any time without prior notice. As a consequence, the Investment Managers may allocate assets or cash flows from a portfolio segment that has appreciated more to another portfolio segment.



III. AST HIGH YIELD PORTFOLIO

The Board of Trustees of the Fund recently considered and approved a change to the investment policies of the AST High Yield Portfolio as set forth immediately below.

FORMER INVESTMENT POLICY              NEW INVESTMENT POLICY

The Portfolio invests, under          The Portfolio will . invest, under
normal circumstances, at least 80%    normal circumstances, at
of its net assets plus any            least 80% of the Portfolio's net
borrowings for investment purposes    assets plus any borrowings for
in high-yield, fixed-income           investment purposes in non-investment
securities that are non-investment    grade high-yield fixed-income
grade securities                      investments, including exposure
                                      to credit linked instruments and
                                      derivatives.

This change will enable the AST High Yield Portfolio to invest at least 80% of its net assets plus any borrowings for investment purposes in non-investment grade high-yield fixed-income investments rather than securities and expressly allows for the use of credit default instruments. All references to the former investment policy are hereby deleted and replaced with references to the new investment policy.

The following paragraph is added to the Prospectus in the section entitled "Investment Objectives and Policies-AST High
Yield Portfolio" after the paragraph entitled "Junk Bond Risk."

CREDIT DEFAULT SWAP AGREEMENTS AND SIMILAR INSTRUMENTS. The AST High Yield Portfolio may enter into credit default swap agreements and similar agreements, and may also buy credit-linked securities. The credit default swap agreement or similar instrument may have as reference obligations one or more securities that are not currently held by the AST High Yield Portfolio. The protection "buyer" in a credit default contract may be obligated to pay the protection "seller" an up front or a periodic stream of payments over the term of the contract provided generally that no credit event on a reference obligation has occurred. If a credit event occurs, the seller generally must pay the buyer the "par value" (full notional value) of the swap in exchange for an equal face amount of deliverable obligations of the reference entity described in the swap, or the seller may be required to deliver the related net cash amount, if the swap is cash settled. The AST High Yield Portfolio may be either the buyer or seller in the transaction. If the AST High Yield Portfolio is a buyer and no credit event occurs, the Portfolio recovers nothing if the swap is held through its termination date. However, if a credit event occurs, the buyer may elect to receive the full notional value of the swap in exchange for an equal face amount of deliverable obligations of the reference entity that may have little or no value. As a seller, the AST High Yield Portfolio generally receives an up front payment or a fixed rate of income throughout the term of the swap, provided that there is no credit event. If a credit event occurs, generally the seller must pay the buyer the full notional value of the swap in exchange for an equal face amount of deliverable obligations of the reference entity that may have little or no value.

Credit default swaps and similar instruments involve greater risks than if the AST High Yield Portfolio had invested in the reference obligation directly, since, in addition to general market risks, they are subject to illiquidity risk, counterparty risk and credit risks. The AST High Yield Portfolio will enter into credit default swap agreements and similar instruments only with counterparties who are rated investment grade quality by at least one nationally recognized statistical rating organization at the time of entering into such transaction or whose creditworthiness is believed by PIMCO to be equivalent to such rating. A buyer also will lose its investment and recover nothing should no credit event occur and the swap is held to its termination date. If a credit event were to occur, the value of any deliverable obligation received by the seller, coupled with the up front or periodic payments previously received, may be less than the full notional value it pays to the buyer, resulting in a loss of value to the AST High Yield Portfolio. When the AST High Yield Portfolio acts as a seller of a credit default swap or a similar instrument, it is exposed to many of the same risks of leverage since, if a credit event occurs, the seller may be required to pay the buyer the full notional value of the contract net of any amounts owed by the buyer related to its delivery of deliverable obligations.